Exhibit 5.1


                          June 26, 1998



Board of Directors
Main street Bancorp, Inc.
601 Penn Street
Reading, Pennsylvania  19603

Re:  Main Street Bancorp, Inc. 401(K) Retirement Plan

Gentlemen:

     You have asked us to provide you with our opinion whether the 200,000 shares of common stock, par value $1.00 per share (the "Common Stock"), of Main Street Bancorp, Inc. (the "Company") that may be issued from time to time pursuant to the exercise of options issued under the Main Street Bancorp, Inc. 401(K) Retirement Plan (the "Plan"), when and if such shares are issued pursuant to and in accordance with the Plan, will be duly and validly issued, fully paid and nonassessable. We, as counsel to the Company, have reviewed:

     1. The Pennsylvania Business Corporation Law of 1988, as amended;

     2.   The Articles of Incorporation of the Company;

     3.   The By-laws of the Company; and

     4. The Resolutions of the Board of Directors of the Company adopted June 23, 1998 as certified by the Corporate
Secretary of the Company;

     Based on our review of such documents, it is our opinion that the Common Stock purchased under the Plan, will be duly and validly issued, fully paid and nonassessable. In giving the foregoing opinion, we have assumed that the Company will have, at the time of the issuance of such Common Stock, a sufficient number of authorized shares available for issue.

     We consent to the filing of this opinion as an exhibit to the registration statement the Company is filing today in connection with the registration of 200,000 shares of the Company's Common Stock. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of
<PAGE 1> 1933, as amended, or the Rules and Regulations of the
Securities and Exchange Commission thereunder.

                              Very truly yours

                              /s/ STEVENS & LEE

                              STEVENS & LEE  <PAGE 2>